Exhibit 4.1

SECURITY AGREEMENT

dated as of

June 15, 2011

among

E*TRADE FINANCIAL CORPORATION,

THE SUBSIDIARY GRANTORS

PARTY HERETO

and

THE BANK OF NEW YORK MELLON,

as Collateral Trustee

i

SCHEDULES:

Schedule 1 Material Commercial Tort Claims

EXHIBITS:

Exhibit A Security Agreement Supplement

ii

SECURITY AGREEMENT

AGREEMENT dated as of June 15, 2011 among E*TRADE FINANCIAL CORPORATION, a Delaware corporation (the “Company”), each of the SUBSIDIARY GRANTORS listed on the signature pages hereof (the “Subsidiary Grantors”; and, together with the Company, collectively, the “Grantors”) and THE BANK OF NEW YORK MELLON, as collateral trustee (the “Collateral Trustee”).

WHEREAS, pursuant to that certain Indenture (the “2017 Indenture”), dated as of November 29, 2007, between the Company and The Bank of New York, as trustee (the “2017 Trustee”), the Company issued 12.5% Springing Lien Notes due 2017 (the “2017 Notes”);

WHEREAS, pursuant to that certain Indenture (the “2019 Indenture”), dated as of August 25, 2009, between the Company and The Bank of New York Mellon, as trustee (the “2019 Trustee”), the Company issued Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019 (collectively, the “2019 Notes”);

WHEREAS, pursuant to Section 4.20 of the 2017 Indenture, each Grantor is required to grant the Collateral Trustee, for the benefit of the 2017 Secured Parties, a security interest in the Collateral on the Trigger Date (as defined in the 2017 Indenture);

WHEREAS, the Trigger Date has occurred as of the date hereof; and

WHEREAS, pursuant to Section 4.09 of the 2019 Indenture, if any Grantor grants a security interest in any of its property securing the 2017 Notes, each such Grantor is required to grant the Collateral Trustee, for the benefit of the 2019 Secured Parties, an equal and ratable security interest in such property;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions; Rules of Construction.

(a) Terms Defined in 2017 Indenture. Terms defined in the 2017 Indenture and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102

Authenticate	9-102

Chattel Paper	9-102

Commercial Tort Claim	9-102

Deposit Account	9-102

Document	9-102

Equipment	9-102

General Intangibles	9-102

Inventory	9-102

Investment Property	9-102

Securities Account	8-501

Security Entitlement	8-102

Supporting Obligations	9-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“2017 Indenture” has the meaning specified in the recitals hereto.

“2017 Notes” has the meaning specified in the recitals hereto.

“2017 Secured Obligation” means the 2017 Notes and all amounts payable under the 2017 Indenture.

“2017 Secured Parties” means the 2017 Trustee and the other holders of the 2017 Secured Obligations.

“2017 Trustee” has the meaning specified in the recitals hereto.

“2019 Indenture” has the meaning specified in the recitals hereto.

“2019 Notes” has the meaning specified in the recitals hereto.

“2019 Secured Obligation” means the 2019 Notes and all amounts payable under the 2019 Notes.

“2019 Secured Parties” means the 2019 Trustee and the other holders of the 2019 Secured Obligations.

“2019 Trustee” has the meaning specified in the recitals hereto.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Trustee pursuant to the Security Documents.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence.

“Copyrights” means all of the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“Event of Default” means an “Event of Default” under and as defined in the 2017 Indenture or an “Event of Default” under and as defined in the 2019 Indenture.

“Excluded Accounts” means the Excluded Deposit Accounts and Excluded Securities Accounts.

“Excluded Deposit Account” means (A) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses, (B) any deposit account that is a zero-balance disbursement account, (C) any deposit account the funds in which consist solely of (1) funds held in trust for any director, officer or employee of the Company or any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary or (2) funds representing deferred compensation for the directors and employees of the Company and the Subsidiaries and (D) any other deposit account the individual balance in which has not, for any period of five consecutive Business Days commencing after the Closing Date, exceeded $2,500,000.

“Excluded Securities Account” means any securities account the security entitlements in which consist solely of (A) security entitlements held in trust for any director, officer or employee of the Company or any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary or (B)

security entitlements representing deferred compensation for the directors and employees of the Company and the Subsidiaries.

“Foreign Subsidiary” means any Subsidiary which is a “controlled foreign corporation” within the meaning of the Internal Revenue Code of 1986, as amended from time to time.

“Grantors” has the meaning specified in the preamble hereto.

“Immaterial Domestic Subsidiary” means a Subsidiary of a Grantor with total assets as determined under GAAP of less than $100,000 as set forth on the most recently available quarterly or annual balance sheet of such Subsidiary other than (i) a Foreign Subsidiary, (ii) a Subsidiary of any such Foreign Subsidiary, (iii) a Regulated Subsidiary or (iv) an Unrestricted Subsidiary.

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Agreement” means an intercreditor agreement among the Company, the Subsidiary Grantors, the Collateral Trustee and the representative under the Credit Facility, in form and substance reasonably satisfactory to Citadel, if Citadel holds a majority in principal amount of outstanding 2017 Notes and, otherwise, in all instances in the form agreed upon by the Company and the representative under the Credit Facility, which Intercreditor Agreement, among other things may contain (a) provisions permitting the holders of the first priority liens, without the consent of the holders of the 2017 Notes or the 2019 Notes, to change, waive, modify or vary the Security Documents or release Collateral and (b) waivers of certain rights of the holders of the 2017 Notes or the 2019 Notes in bankruptcy or insolvency procedures.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $5,000,000 as to which a complaint or counterclaim has been filed.

“Maximum Secured Amount” means, at any time, an amount equal to (a) the greater of (i) $300,000,000 and (ii) the Secured Indebtedness Cap at such time, minus (b) any Indebtedness (including Hedging Obligations with respect thereto) under one or more Credit Facilities outstanding at such time, it being understood and agreed that at no time shall the Maximum Secured Amount exceed the amount that would result in or require the 2015 Notes to become directly secured equally and ratably with the 2017 Notes and/or the 2019 Notes pursuant to the provisions of the 2015 Notes Indenture.

“Mortgage” means a mortgage or deed of trust in form satisfactory to the Collateral Trustee in each case creating a Lien on real property in favor of the Collateral Trustee (or a sub-agent appointed pursuant to Section 8(b)) for the benefit of the Secured Parties and with such changes in the form thereof as the Collateral Trustee shall request for the purpose of conforming to local practice for similar instruments in the jurisdiction where such real property is located.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Property Collateral” means all real property (including leasehold interests in real property), if any, included in the Collateral.

“Release Condition” means that all 2017 Secured Obligations shall have been paid in full.

“Requisite Secured Parties” means Secured Parties holding a majority of the outstanding principal amount of the 2017 Secured Obligations.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of any Grantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Indebtedness Cap” has the meaning given to such term in the 2015 Notes Indenture.

“Secured Obligations” means, collectively, the 2017 Secured Obligations and the 2019 Secured Obligations; provided that in no event shall the Transaction Liens at any time secure Secured Obligations in an amount exceeding the Maximum Secured Amount at such time. The Secured Obligations shall be allocated among the 2017 Secured Parties and the 2019 Secured Parties at any time ratably in accordance with the percentages the 2017 Notes or the 2019 Notes, as applicable, bear in relation to aggregate principal amount of the 2017 Notes and the 2019 Notes outstanding at such time.

“Secured Parties” means the Collateral Trustee, the 2017 Secured Parties and the 2019 Secured Parties.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Trustee for the purposes of adding a Subsidiary as a party thereto pursuant to Section 10.

“Security Documents” means this Agreement, the Security Agreement Supplements (if any), the Mortgages (if any) and all other supplemental or additional security agreements, mortgages or similar instruments delivered pursuant to this Agreement.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Transaction Liens” means the Liens granted by the Grantors under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (iii) “or” is not exclusive, (iv) words in the singular include the plural, and words in the plural include the singular, (v) provisions apply to successive events and transactions, (vi) “herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vii) all ratios and computations based on GAAP contained in this Agreement shall be computed with the definition of GAAP set forth in Section 1.01 of the 2017 Indenture and (viii) all references to Sections refer to Sections of this Agreement unless otherwise indicated.

SECTION 2 . Grant of Transaction Liens.

(a) Each Grantor, in order to secure the Secured Obligations, grants to the Collateral Trustee for the benefit of the Secured Parties a continuing security interest in all the following property of such Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) the Commercial Tort Claims described in Schedule 1 (including any supplement thereto provided by any Grantor);

(xi) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral; and

(xii) all Proceeds of the Collateral described in the foregoing clauses (i) through (xi);

provided that the following property is excluded from the foregoing security interests: (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary, (C) any Equity Interests in any Immaterial Domestic Subsidiary, any Regulated Subsidiary, or any Unrestricted Subsidiary, (D) Letter-of-Credit Rights (other than those that constitute Supporting Obligations in respect of other Collateral), (E) the Excluded Accounts,

(F) any (i) Copyright or Copyright License registered with the United States Copyright Office or any similar office or agency of the United States, any State thereof or any other county or political subdivision thereof, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof, (G) any property to the extent that the grant of a security interest therein (x) is prohibited by or requires approval under the applicable law, regulation or rule including those of self-regulatory organizations, or (y) is prohibited by a contractual arrangement existing on the Closing Date or any contractual arrangement entered into after the Closing Date and approved by the Requisite Secured Parties and (H) any property subject to a Permitted Lien, the agreements or documents in respect of which prohibit the granting of a Lien in such property to secure the Secured Obligations.

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Collateral Trustee or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

(d) Each Grantor agrees to record and file, at its own expense, Uniform Commercial Code financing statements (and continuation statements when applicable) with respect to the Transaction Liens now existing or hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfected, the Transaction Liens, to the extent that the Transaction Liens can be perfected by the filing of Uniform Commercial Code financing statements, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Collateral Trustee promptly after such filing; provided that no Grantor shall be required pursuant to this Section 2(d) to make any fixture filing. Each Grantor authorizes the filing of such Uniform Commercial Code financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as any party hereto may deem necessary or desirable for the purposes set forth in the preceding sentence. The Collateral Trustee shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with the Transaction Liens or this Agreement.

SECTION 3. Remedies upon Event of Default. (a) Subject to any Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Trustee may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b) Without limiting the generality of the foregoing and subject to any Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Trustee may (and, at the request of the Requisite Secured Parties, shall) exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Trustee may (and, at the request of the Requisite Secured Parties, shall), without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Trustee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law and subject to any Intercreditor Agreement, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Trustee, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Trustee shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. Subject to any Intercreditor Agreement, the Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, such Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Trustee may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c) If the Collateral Trustee sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Collateral Trustee and applied in accordance with Section 4 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Trustee may, subject to any Intercreditor Agreement, resell the same, subject to the same rights and duties set forth herein.

(d) Subject to any Intercreditor Agreement, for the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Agreement at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Trustee an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Trustee may be exercised only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Trustee in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

(e) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

SECTION 4. Application of Proceeds. (a) Subject to any Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Trustee may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Trustee, and all expenses, liabilities and advances incurred or made by the Collateral Trustee in connection with the Security Documents, and any other amounts then due and payable to the Collateral Trustee;

second, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations payable under the 2017 Indenture and the 2019 Indenture, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made (or so provided for);

fourth, to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally, to pay to the relevant Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Collateral Trustee may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) In making the payments and allocations required by this Section, the Collateral Trustee may rely upon information supplied to it pursuant to Section

8(c). All distributions made by the Collateral Trustee pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Trustee shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 5. Fees and Expenses. (a) The Company will forthwith upon demand pay to the Collateral Trustee:

(i) the amount of any taxes that the Collateral Trustee may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Trustee may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Trustee of any of its rights or powers under the Security Documents;

(iii) the amount of any fees that the Company shall have agreed in writing to pay to the Collateral Trustee and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Collateral Trustee for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Trustee in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Collateral Trustee’s gross negligence or willful misconduct or a breach of any duty that the Collateral Trustee has under this Agreement (after giving effect to Section 7).

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security

Documents, the Company will pay such tax and provide any required tax stamps to the Collateral Trustee or as otherwise required by law.

SECTION 6. Authority to Administer Collateral.

(a) Each Grantor irrevocably appoints the Collateral Trustee its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Company’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Trustee were the absolute owner thereof, and

(iv) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Trustee will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Trustee fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

(b) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

SECTION 7. Limitation on Duty in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee shall not be responsible for filing any Uniform Commercial Code financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Trustee will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Trustee in good faith, except to the extent that such liability arises from the Collateral Trustee’s gross negligence or willful misconduct.

(b) The Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of Company or any Subsidiary Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Security Agreement, the other Security Documents or any Intercreditor Agreement by the Company, the Subsidiary Grantors or the representative under any Credit Facility.

SECTION 8. General Provisions Concerning the Collateral Trustee.

(a) All of the rights, privileges, protections, immunities and indemnities afforded the Trustee under each of the 2017 Indenture and the 2019 Indenture, including, without limitation, the provisions of Article VII and Section 11.15 of each of the 2017 Indenture and the 2019 Indenture, shall inure to the benefit of the Collateral Trustee, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Collateral Trustee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Trustee is required in writing to exercise by the 2017 Trustee representing the Requisite Secured Parties, and (iii) the Collateral Trustee shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Collateral Trustee or any of its Affiliates in any capacity. The Collateral Trustee shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Trustee shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Trustee by the Company or a Secured Party.

(b) Sub-Agents. The Collateral Trustee may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Secured Agreement, the Collateral Trustee will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Trustee has not obtained such information from its own records, and (iii) the Company, to the extent that the Collateral Trustee has not obtained information from the foregoing sources.

(d) Refusal to Act. The Collateral Trustee may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent,

trustee or similar representative thereof that, in the Collateral Trustee’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Trustee to liability (unless the Collateral Trustee shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(e) Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Grantors, and the Collateral Trustee assumes no responsibility for their correctness. The Collateral Trustee makes no representations as to the validity or sufficiency of this Agreement or of any other Security Documents.

SECTION 9. Termination of Transaction Liens; Release of Collateral.

(a) The Transaction Liens granted by the Grantors shall terminate when the Release Condition is satisfied.

(b) At any time before the Transaction Liens granted by the Grantors terminate, the Collateral Trustee shall, at the written request of the Company, release all or substantially all the Collateral with the prior written consent of the holders of a majority in principal amount of the 2017 Notes.

(c) The Transaction Liens on any Collateral shall be automatically released upon any sale, disposition or other transfer of such Collateral not prohibited by the 2017 Indenture to any Person other than a Grantor.

(d) The Transaction Liens granted by any Subsidiary Grantor shall be automatically released upon such Subsidiary Grantor ceasing to be a Restricted Subsidiary of the Company in a transaction permitted by the 2017 Indenture.

(e) The Transaction Liens securing the 2019 Secured Obligations shall be automatically released upon payment in full of the 2019 Secured Obligations, conversion of all of the 2019 Notes or a combination of payment in full and conversion of all of the 2019 Notes.

(f) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Trustee will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 10. Additional Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Collateral Trustee a Security Agreement Supplement, whereupon such Subsidiary shall become a “Grantor” as defined herein.

SECTION 11. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 11.03 of each of the 2017 Indenture and the 2019 Indenture, and in the case of any such notice, request or other communication to (a) a Grantor other than the Company, shall be given to it in the care of the Company and (b) the Collateral Trustee, shall be given to it in accordance with Section 11.03 of each of the 2017 Indenture and the 2019 Indenture, with a copy to:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attn: Corporate Finance Group

Fax: (412) 234-7535

SECTION 12. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Trustee or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Trustee or any Secured Party of any right or remedy under any Security Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Security Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 13. Successors and Assigns. This Agreement is for the benefit of the Collateral Trustee and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This

Agreement shall be binding on the Grantors and their respective successors and assigns.

SECTION 14. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Collateral Trustee, with the consent of the 2017 Trustee (at the direction of the Requisite Secured Parties). No such waiver, amendment or modification shall (i) be binding upon any Grantor, except with its written consent, or (ii) affect the rights of a Secured Party hereunder more adversely than it affects the comparable rights of the other Securities Parties hereunder, without the consent of such Secured Party.

SECTION 15. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 16. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 17. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Trustee and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 18. Intercreditor Agreement. The Collateral Trustee hereby acknowledges on behalf of itself and each Secured Party, that, in accordance with the 2017 Indenture, if the Company is able to obtain a loan or other financing under one or more Credit Facilities, then the Collateral Trustee will, pursuant to the authorization granted under Section 12.02 of the 2017 Indenture, enter into an Intercreditor Agreement meeting the definition thereof contained in the 2017 Indenture (with customary protections, immunities and indemnities in favor of the Collateral Trustee in form and substance reasonably satisfactory to it) with the agents under each such Credit Facility, subordinating the Secured Parties in right of payment from, and realization against, the Collateral.

SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart hereof by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY:

E*TRADE FINANCIAL CORPORATION, as a Grantor

By:	/s/ Matthew J. Audette
	Name:	Matthew J. Audette
	Title:	Executive Vice President and Chief Financial Officer

SUBSIDIARY GRANTORS:

ETCF ASSET FUNDING CORPORATION, as a Subsidiary Grantor

By:	/s/ Peter Knitzer
	Name:	Peter Knitzer
	Title:	President and Chief Executive Officer

E*TRADE FINANCIAL CORPORATE SERVICES, INC., as a Subsidiary Grantor

By:	/s/ James Wulforst
	Name:	James Wulforst
	Title:	President

CONVERGING ARROWS, INC., as a Subsidiary Grantor

By:	/s/ Lori Sher
	Name:	Lori Sher
	Title:	Secretary

E*TRADE BROKERAGE SERVICES, INC., as a Subsidiary Grantor

By:	/s/ Michael Curcio
	Name:	Michael Curcio
	Title:	President

E*TRADE FINANCIAL ADVISORY SERVICES, INC., as a Subsidiary Grantor

By:	/s/ Michael Curcio
	Name:	Michael Curcio
	Title:	President and Chief Executive Officer

E*TRADE INSTITUTIONAL HOLDINGS, INC., as a Subsidiary Grantor

By:	/s/ Dave Grove
	Name:	Dave Grove
	Title:	President and Chief Executive Officer

E*TRADE INSIGHT MANAGEMENT, INC., as a Subsidiary Grantor

By:	/s/ Michael Curcio
	Name:	Michael Curcio
	Title:	Chief Executive Officer

THE COLLATERAL TRUSTEE:

THE BANK OF NEW YORK MELLON, as Collateral Trustee

By:	/s/ Raymond K. O’Neill
	Name:	Raymond K. O’Neill
	Title:	Senior Associate

SCHEDULE 1

MATERIAL COMMERCIAL TORT CLAIMS

None.

EXHIBIT A

to Security Agreement

SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of             ,             , between [NAME OF GRANTOR] (the “Grantor”) and THE BANK OF NEW YORK MELLON, as Collateral Trustee.

WHEREAS, E*TRADE FINANCIAL CORPORATION, the SUBSIDIARY GRANTORS party thereto and THE BANK OF NEW YORK MELLON, as Collateral Trustee, are parties to a Security Agreement dated as of June 15, 2011 (as heretofore amended and/or supplemented, the “Security Agreement”) under which each Grantor secures certain of its obligations (the “Secured Obligations”);

WHEREAS, [name of Grantor] desires to become a party to the Security Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Transaction Liens. (a) In order to secure the Secured Obligations, the Grantor grants to the Collateral Trustee for the benefit of the Secured Parties a continuing security interest in all the following property of the Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) the Commercial Tort Claims described in Schedule 1 hereto (or any restatement thereof or supplement thereto provided by the Grantor);

(xi) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral; and

(xii) all Proceeds of the New Collateral described in the foregoing clauses (i) through (xi);

provided that the following property is excluded from the foregoing security interests: (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary, (C) Letter-of-Credit Rights (other than those that constitute Supporting Obligations in respect of other Collateral), (E) the Excluded Accounts, (F) any (i) Copyright or Copyright License registered with the United States Copyright Office or any similar office or agency of the United States, any State thereof or any other county or political subdivision thereof, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof, (G) any property to the extent that the grant of a security interest therein (x) is prohibited by or requires approval under the applicable law, regulation or rule including those of self-regulatory organizations, or (y) is prohibited by a contractual arrangement existing on the Closing Date or any contractual arrangement entered into after the Closing Date and approved by the Requisite Secured Parties and (H) any property subject to a Permitted Lien, the agreements or documents in respect of which prohibit the granting of a Lien in such property to secure the Secured Obligations.

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in i) any Supporting Obligation that supports such payment or performance and ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The foregoing Transaction Liens are granted as security only and shall not subject the Collateral Trustee or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Grantor with respect to any of the New Collateral or any transaction in connection therewith.

2. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Collateral Trustee, the Grantor will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Grantor thereunder and be bound by all the provisions thereof as fully as if the Grantor were one of the original parties thereto.

3. Governing Law. This Security Agreement Supplement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Trustee

By:
Name:
Title: